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                                                                    Exhibit 99.1

BT AGREES TO PURCHASE MCI'S STAKE IN CONCERT FOR US$1 BILLION;
MCI RETAINS RIGHT TO DISTRIBUTE CONCERT SERVICES ON NON-EXCLUSIVE BASIS


    WASHINGTON, Aug. 12, 1998 -- MCI today announced that it has reached an Agreement to sell its 24.9 percent equity stake in Concert Communications Services to British Telecommunications (BT) for US$1 billion. The sale will occur immediately following the close of the MCI and WorldCom merger, expected later this summer.

    Under the agreement, MCI will continue providing Concert services in the U.S. on a non-exclusive basis for up to five years after the close of the merger. Contracts for Concert services which are signed with MCI prior to the end of a two-year period, will continue to be supported by MCI and Concert for three additional years. In addition, Concert will continue to honor, on an interim basis, MCI's sub-distributor and supply agreements for Concert services in the Americas, including its distribution agreement with Stentor Communications of Canada. These sub-distributor agreements also will be on a non-exclusive basis.

    BT announced its intent to buy back MCI's stake in Concert following MCI and WorldCom's 1997 merger agreement. The pre-existing joint venture agreement between MCI and BT gave BT the right to exercise its purchase rights following a
change in ownership of the U.S. company.   Today's agreement to buy MCI's stake
in Concert is contingent upon the resolution of certain operational matters, which are expected to be finalized shortly.

    MCI, headquartered in Washington, D.C., is a leading provider of local-to-global communication services to business, government and residential users. The company's fast-growing portfolio of advanced data and IT services accounts for a quarter of MCI's approximately $20 billion in annual revenue. MCI operates one of the world's largest and most advanced digital networks,
connecting local markets in the U.S. to hundreds of locations worldwide.   MCI
has agreed to merge with WorldCom, one of the world's fastest-growing communications companies. The merger, which is expected to be completed later this summer, will create MCI WorldCom, a company uniquely positioned in the U.S. local and long distance markets as well as the global data and Internet markets.

    /CONTACT: For media, Jane Levene, 914-934-6480 or 800-644-NEWS; or for investors, Mike Kraft, 202-887-2801, both of MCI.